Exhibit 99.2

1Q CONFERENCE CALL SCRIPT

May 3, 2007

JKM Opening Comments

Good morning and welcome to Chesapeake Corporation's first-quarter conference call. I'm Joel Mostrom, senior vice president and chief financial officer, and joining me today is Andy Kohut, our president and chief executive officer.

Andy will begin with some overall comments on our business. I will then provide a financial review of the results for the first quarter. After that we will be available for questions.

Before we get started, I want to advise all participants that this call is being recorded by Chesapeake Corporation and is copyrighted material. It cannot be recorded or rebroadcast without Chesapeake's express permission. Furthermore, the comments on this call may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act. The accuracy of such forward-looking statements is subject to a number of risks, uncertainties and assumptions that may cause Chesapeake's actual results to differ materially from those expressed in the forward-looking statements. Certain of those risks, uncertainties and assumptions are set forth in the summary of this conference call, which will be posted on the Company's web site at the conclusion of this call. Additionally, during this call there may be references to certain non-GAAP financial information. This information has been reconciled to GAAP in the Company's earnings release which will also be posted on the Company's website at the conclusion of this call.

Now I will turn the call over to Andy.

AJK Comments

Thanks Joel.

Earlier today, we reported 1st quarter earnings that were up significantly over last year’s 1st quarter. Needless to say, I am quite pleased with the results and with the efforts of our employees. Our cost savings program is working and we are well on our way to exceeding our $25 million target. Additionally, we have some very good growth projects underway in China, Hungary and Africa. We are benefiting from a robust alcoholic drinks market, and Chesapeake Pharmaceutical Packaging North America is contributing not only to our bottom line but also in helping us further solidify our position as the leading print based packaging company serving the global pharmaceutical and healthcare market. A few key metrics regarding our pharmaceutical and healthcare franchise:

1)	It now represents over 40% of our annualized consolidated sales.
2)	We expect to participate in several significant new product launches during 2007 pending regulatory approval of the drugs.
3)	Leaflets, labels and booklets represent an increasingly significant part of our product offerings for this end-use market.
4)	We expect to invest about $20 million in this market during 2007.

Pharmaceutical packaging remains an attractive end-use market for Chesapeake and one which we intend to grow.

Our Plastic Packaging segment has started the year well ahead of last year and ahead of our projections. Volumes in Africa have recovered nicely, we had a strong agrochemical season and our team in Ireland continues to provide outstanding products and service to our Irish dairy customers. As reported in our Business Segment Highlights, EBITDA margins are in the upper teens for this business segment.

Given the strong start to the year, we expect 2007 operating earnings, exclusive of costs associated with our global cost savings program, to improve despite the impact of losing a significant portion of our tobacco packaging business. However, we expect earnings per share improvement to be challenging for the remainder of the year because of continued high interest costs and an expected higher tax rate.

As noted in our earnings release today, Chesapeake’s Board of Directors has decided to suspend payment of a quarterly dividend after we pay the previously declared May 15th dividend. The Board reached this conclusion in light of the cash required to continue to strategically reposition our manufacturing footprint to meet our customers’ requirements and to continue to improve our cost structure. We believe this is an important step to improving long-term shareholder value by increasing our financial flexibility and strengthening our balance sheet.

Joel will now provide more details on the first quarter results.

JKM COMMENTS

Thanks Andy.

This morning we reported first-quarter income from continuing operations of $900,000, or $0.05 per share, compared to a loss from continuing operations of $3.8 million, or $0.20 per share, for the first quarter of 2006. Including discontinued operations, we reported net income for the first quarter of 2007 of $700,000, or $0.04 per share, compared to a net loss of $4.7 million, or $0.24 per share, for the first quarter of 2006.

First quarter results included adjustments from prior periods, the net impact of which reduced income from continuing operations before taxes by $100,000, income from continuing operations by $700,000 and net income by $500,000.  The adjustments, which were deemed immaterial to the current and prior periods, included an understatement of taxable income in a non-U.S. tax jurisdiction related to shared expenses of subsidiaries and balance sheet adjustments on central ledgers related to assets that had been previously disposed of or impaired.

We have some items that impact the comparability of operating income quarter-over-quarter, so I will summarize those items before we move on to the operating results.

In the first quarters of both 2006 and 2007 we incurred charges for restructuring expenses, asset impairments and other exit costs, which were primarily related to our $25 million cost savings program. The pre-tax charges of $800,000 in the first quarter of 2007 primarily related to companywide workforce reductions and process improvements, and the pre-tax charges of $4.0 million in the first quarter of 2006 primarily related to the closures of our facilities in Birmingham and Bedford England, as well as companywide workforce reductions and process improvements.

We also recorded a pre-tax loss on divestiture of $1.0 million for the sale of our plastic packaging operation in Northern Ireland in the first quarter of 2006.

After taking those items into account, our operating income, exclusive of restructuring expenses and divestitures, for the first quarter of 2007 was $16.0 million, an increase of $4.8 million compared to operating income of $11.2 million for the first quarter of 2006.

Our operating income for the first quarter of 2007 was favorably impacted by changes in foreign currency exchange rates and decreased pension expense. The changes in foreign currency exchange rates increased operating income approximately $1.4 million, and lower pension expense increased operating income approximately $1.3 million, when compared to the first quarter of 2006.

I'll now review our operating results starting with the Paperboard Packaging segment. As has been our past practice, my discussion of segment operating income excludes goodwill impairments, restructuring expenses, asset impairments and gains or losses related to divestitures.

First quarter net sales of $225 million for the Paperboard Packaging segment were up 9% compared to net sales for the first quarter of 2006. Excluding changes in foreign currency exchange rates, net sales were flat quarter-over-quarter. The flat sales for the first quarter reflected increased sales of pharmaceutical and healthcare packaging offset by lower sales of tobacco and branded products packaging. Within the branded products packaging market, the decline in sales resulted primarily from a decline in sales of UK confectionary and food and household packaging. Sales of German confectionary packaging were similar to the first quarter 2006, and sales of alcoholic drinks packaging increased over the first quarter of 2006, continuing the strong performance seen in the fourth quarter of 2006.

The Paperboard Packaging segment's operating income for the first quarter of 2007 was $12.8 million, an increase of $3.3 million, or 35%, compared to the first quarter of 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $1.2 million for the quarter, segment operating income was up 22% compared to the first quarter of 2006. The increase in operating income for the quarter was primarily due to benefits resulting from our cost savings program and reduced pension expense, partly offset by the lower sales of tobacco packaging.

The Plastic Packaging segment had sales of $47 million in the first quarter of 2007, a decrease of 1% from the first quarter of 2006. Excluding both the changes in foreign currency exchange rates and the impact of business acquisitions and divestitures, net sales were up 17% for the quarter. The increase in net sales for the first quarter was primarily due to increased sales of food and beverage packaging in the South African beverage market and the Irish dairy market, resulting from both increased volume and the partial pass-through of higher raw material costs. Sales of specialty chemicals packaging have remained strong, and were relatively flat quarter-over-quarter.

The Plastic Packaging segment’s operating income was $7.0 million for the first quarter 2007, an increase of $1.3 million, or 23%, from the first quarter 2006. Excluding changes in foreign currency exchange rates, which increased segment operating income $200,000 for the quarter, segment operating income was up 19% compared to the first quarter of 2006. The increase in operating income for the first quarter was primarily due to increased sales of food and beverage packaging.

Turning back now to our consolidated results, net cash generated by operating activities was $14.2 million for the first quarter of 2007, an increase of $25.2 million over the first quarter of 2006. The increase in operating cash flow primarily reflected an increase in operating income and a decrease in working capital usage, as well as a decrease in operating cash flow spending of $3.3 million associated with our global cost savings program and a decrease in pension funding of approximately $5.6 million. Excluding cash used for restructuring, net cash provided by operating activities was $16.3 million for the first quarter of 2007, compared to net cash used in operating activities of $5.6 million for the first quarter of 2006.

We adopted FASB Interpretation No. 48, referred to as “FIN 48”, which clarifies the accounting for uncertainty in income taxes, on January 1, 2007. The cumulative effect of the change in accounting principle for the adoption of FIN 48 resulted in an increase of $1.8 million in our opening retained earnings for fiscal 2007.

Before we open the call up to questions, I wanted to update you on the financial status of our cost savings program. Since the program’s inception, we have recorded net charges for divestitures and restructuring, asset impairments and other exit costs of approximately $25.3 million, of which $7.9 million are included in discontinued operations. We have made cash payments related to program initiatives of approximately $24.0 million, but we have also recovered approximately $26.7 million in cash proceeds for operations and other assets divested under this program. Cost saving actions initiated to date, once complete, are expected to result in annualized cost savings of approximately $25 million. During 2007 we will continue to evaluate the possible closure, downsizing, consolidation or sale of additional facilities and implement additional cost savings initiatives that, when combined with the cost savings actions initiated to date, would exceed our goal of $25 million in annualized pre-tax savings.

Now at this time we would be happy to take your questions.

JKM Close

I'd like to remind everyone today's call will be available for replay on our website, www.cskcorp.com or can be accessed by calling 888-203-1112 or 719-457-0820 (code 8847335).

This concludes today's call. Thank you for participating.